Exhibit 99.2

Translation from Hebrew

[Airobotics Letterhead]

Airobotics Ltd. (the “Company”)

Israel Securities Authority	The Tel-Aviv Stock Exchange Ltd.	January 23, 2023
www.isa.gov.il	www.tase.co.il

Re:	Immediate report on the Closing of the Merger Agreement with Ondas and the issuance of the Merger Certificate

In furtherance to the Company’s immediate report regarding the fulfillment of all conditions required for the closing of the Merger Transaction with Ondas1, the Company hereby announces as follows:

1.	On January 23, 2023, the Registrar of Companies issued and delivered the Company with the Merger Certificate, in accordance with the provisions of Section 323(5) of the Companies Act, 5599-1999 (the “Merger Date”).

2.	On January 25, 2023, the Company’s securities will be replaced by securities of Ondas, in accordance with, and subject to the provisions of the Merger Agreement.

3.	As of the Merger Date, the Company will become a private company, fully owned subsidiary of Ondas, its shares will be delisted from trading at the time, as will be notified by the Tel Aviv Stock Exchange Ltd., and it will cease to serve as a “Reporting Corporation”, as defined in section 36 of the Securities Act, 5578-1968.

4.	Ondas submitted an updated Registration Statement on January 17, 2023, for the registration of its securities for trading on TASE (in a dual listing format), and as coordinated with TASE, the first trading day of Ondas shares on TASE is expected to be January 26, 2023.

Airobotics Ltd.

[1]	See the Company’s immediate report dated January 19, 2023 (reference: 2023-01-008200) (the “Previous Report”). Terms in this immediate report shall have the meaning given to them in the Previous Report, unless expressly stated otherwise.